EXHIBIT 5:
OPINION OF COUNSEL REGARDING THE LEGALITY OF THE SHARES OF COMMON STOCK

December 30, 1998

MICROS Systems, Inc.
12000 Baltimore Avenue
Beltsville, MD  20705-1291

Ladies and Gentlemen:

        I am the duly elected and acting General Counsel of MICROS Systems, Inc. (the "Corporation") and I have acted as counsel to the Corporation in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") registering 2,200,000 shares of Common Stock, par value $0.25 per share, of the Corporation (the "Common Stock") for issuance pursuant to the MICROS Systems, Inc. 1991 Stock Option Plan (the "Plan").

        In this capacity, I have examined: (i) the charter of the Corporation;
(ii) the corporate proceedings authorizing the issuance of 2,200,000 shares of Common Stock pursuant to the Plan; (iii) the Plan; and (iv) such other documents and instruments as I have considered necessary in the rendering of the opinions hereinafter set forth.

        Based upon the foregoing, I am of the opinion that:

        1. The Corporation has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Maryland.

        2. Upon issuance of shares of Common Stock pursuant to the Plan, such shares will be validly issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me under Item 5 of this Registration Statement.

                                Very truly yours,

                                /s/Thomas L. Patz
                                Thomas L. Patz
                                Vice President, General Counsel